Exhibit 99.1

iRhythm Technologies Announces Amendment to Term Loan Agreement

Provides enhanced credit facility up to $100 million with favorable terms and facility maturity extended to March 2027

SAN FRANCISCO, March 29, 2022 -- iRhythm Technologies, Inc. (NASDAQ: IRTC), a leading digital healthcare solutions company focused on the advancement of cardiac care, announced it has amended its existing debt facility with Silicon Valley Bank (the “Amended Credit Facility”). The agreement improves upon the pricing and terms of iRhythm’s existing credit facility (“Existing Credit Facility”).

The Amended Credit Facility is non-dilutive and consists of a term loan of up to $75 million (the “Term Loan”) and a revolving credit facility of up to $25 million (the “Revolving Credit Line”). Thirty-five million dollars of the Term Loan has been drawn down at closing to pay in full the approximately $18.5 million outstanding on the term loan under the Existing Credit Facility and to fund working capital. The remaining $40 million of the Term Loan will remain available for iRhythm to draw through December 31, 2023, subject to applicable conditions. The Revolving Credit Line availability is subject to a borrowing base comprised of the Company’s accounts receivable. The Amended Credit Facility will mature on March 1, 2027.

“We are pleased to further strengthen our cash position with non-dilutive financing at a reduced cost of capital and an extended maturity compared to our prior loan agreement,” said Quentin Blackford, iRhythm President and CEO. “This amendment to our existing debt facility provides us with continued financial stability and flexibility to execute upon our core strategies of accelerating growth in our core market and expanding our opportunities in adjacent ones.”

"Silicon Valley Bank is thrilled to continue partnering with iRhythm to support their mission to advance cardiac care with innovative and clinically actionable heart monitoring solutions," said Kristina Peralta, Senior Vice President, Life Science & Healthcare at Silicon Valley Bank.

Additional information on the Amended Credit Facility can be found in our Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on March 29, 2022.

About iRhythm Technologies, Inc.
iRhythm is a leading digital health care company redefining the way cardiac arrhythmias are clinically diagnosed. The company combines wearable biosensor devices worn for up to 14 days and cloud-based data analytics with powerful proprietary algorithms that distill data from millions of heartbeats into clinically actionable information. The company believes improvements in arrhythmia detection and characterization have the potential to change clinical management of patients.

About Silicon Valley Bank
Silicon Valley Bank (SVB) helps innovative companies and investors move bold ideas forward, fast. SVB provides targeted financial services and expertise through its offices in innovation centers around the world. With commercial, international and private banking services, SVB helps address the unique needs of innovators. Learn more at http://svb.com.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the availability of funds under the Term Loan and Credit Facility. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled “Risk Factors” and elsewhere in our filing made with the Securities and Exchange Commission on the Form 10-K. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. iRhythm disclaims any obligation to update these forward-looking statements.

Investor Relations Contact:	Media Contact:
Leigh Salvo	Saige Smith
(415) 937-5404	(262) 289-7065
investors@irhythmtech.com	irhythm@highwirepr.com